Exhibit 99.C

November 3, 2005

BY FAX AND HAND DELIVERY

Jay S. Sidhu

Chairman of the Board,

   President and Chief Executive Officer

Sovereign Bancorp, Inc.

Centre Square East

1500 Market Street, ML 400

Philadelphia, PA 19102

RE:	DEMAND FOR INSPECTION OF BOOKS AND RECORDS OF SOVEREIGN BANCORP, INC. AND ITS SUBSIDIARIES

Dear Mr. Sidhu:

Neither you nor any representative of Sovereign Bancorp, Inc. (“Sovereign”) has responded to our letter of October 20, 2005 to Daniel K. Rothermel, requesting certain information relating to our interests and concerns as a shareholder of Sovereign.  Therefore, we must invoke our right as shareholder and make this formal demand for corporate books and records pursuant to Section 1508 of the Pa BCL (defined below), 15 Pa.C.S.A. §1508.

As used in this letter, the following terms have the following meanings:

“Affiliate” has the meaning given such term in Rule 12b-2 promulgated under the Exchange Act.

“Associate” has the meaning given such term in Rule 12b-2 promulgated under the Exchange Act.

“Bank” means Sovereign Bank, a subsidiary of Sovereign.

“Common Stock” means common stock, no par value, of Sovereign.

“Company” means Sovereign, Sovereign’s Affiliates controlled by or under common control with Sovereign, and their respective predecessors and successors, including without limitation the Bank.

“Director” means any director of Sovereign and/or the Bank, and such director’s Affiliates and Associates.

“Documents” means all reports, documents, memoranda, analyses, correspondence and any other written, recorded, or graphic matter, electronically created data, and other compilations of data from which information can be obtained, whether created, produced, reproduced or stored electronically, photographically, magnetically or mechanically, on paper, cards, tapes, film, electronic facsimile, computer storage devices or any other medium, and includes, but is not limited to, originals, copies and drafts.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Officer” means any executive officer, as such term is defined in Rule 3b-7 promulgated under the Exchange Act, of Sovereign, and such executive officer’s Affiliates and Associates.

“Independence” means Independence Community Bank Corp.

“Investment Agreement” means the Investment Agreement, dated as of October 24, 2005, between Santander and the Company.

“Loan” means any loan, guaranty of indebtedness or other extension of credit by the Company to any Director or Executive Officer, pursuant to which any amount has been outstanding at any time on or after January 1, 1999, and any extensions or renewals thereof.

“Merger Agreement” means the Agreement and Plan of Merger by and among Sovereign, Iceland Acquisition Corp. and Independence dated as of October 24, 2005.

“Minutes” means minutes or other records of proceedings (whether in tangible, electronic or recorded form or in any other media).

“Pa BCL” means the Pennsylvania Business Corporation Law of 1988, as amended.

“Related Party Transaction” means any transaction between the Company, on the one hand, and any Director or Executive Officer, on the other hand, that was entered into, proposed to be entered into or in existence at any time on or after January 1, 1999, including without limitation any transaction described in Section 1728(a) of the Pa BCL or Item 404 of Regulation S-K (without regard to any dollar or materiality thresholds) promulgated under the Exchange Act.

“Santander” means Banco Santander Central Hispano, S.A.

“Shareholder” means Relational Investors, LLC and its Affiliates and Associates who beneficially own shares of Common Stock.

The Shareholder beneficially owns 26,357,189 shares of Common Stock and, as a shareholder of Sovereign, hereby requests and demands permission for the persons named below to examine and inspect the following books and records of the Company and to make copies thereof or extracts therefrom, as determined by the Shareholder or its representatives:

1.                                      MINUTES OF MEETINGS OF BOARD OF DIRECTORS AND BOARD COMMITTEES

(a)                                  All Minutes of the meetings of the board of directors and all board committees of Sovereign for the period January 1, 1999 to the present.

(b)                                 All Minutes of the meetings of the board of directors and all board committees of the Bank for the period January 1, 1999 to the present.

(c)                                  All Documents and other materials (including without limitation all “board books”) provided to Directors at or prior to the meetings of the board of directors and all board committees of Sovereign and the Bank for the period January 1, 1999 to the present.

2.                                      LOANS TO DIRECTORS AND EXECUTIVE OFFICERS(1)

(a)                                  All Documents relating to the programs, policies and procedures of Sovereign and the Bank with respect to the consideration and approval of Loans or any proposed transaction that would have been or will be a Loan if such transaction had been or is entered into.

(b)                                 All Documents relating to the approval of any Loan, including the identification of any board committee and the members thereof and the names of any individuals involved in such approvals, and the Documents and criteria used to evaluate and approve such Loans.

(c)                                  All Documents relating to the participation of the chief executive officer of Sovereign in the consideration and approvals referred to in paragraphs 2(a) and 2(b) above, and any Documents indicating whether such individual has acted in his capacity as the chief executive officer or a Director when involved in any such process.

(d)                                 All Documents relating to any ongoing review policies and procedures employed by the Company with respect to Loans, including a description of the frequency of review and the parties responsible for review and for assessing the ongoing credit quality of such Loans.

(e)                                  All Documents relating to the policies and procedures employed by the Company for Loans in the event such Loans become delinquent or the credit quality otherwise deteriorates, including the names of the parties responsible for such review.

(f)                                    All Documents related to any Loan, including the following Documents for each such Loan:

(1)                                  To the extent this request would require the disclosure to the Shareholder of any confidential personal information pertaining to any Director or Executive Officer, such information may be redacted from the Documents in which it appears, provided that if the nature of the redacted information is not readily apparent on the face of the Document as produced, the Company will describe in reasonable detail the nature of the redacted information.

(i)                                     all Documents (including any credit write-up) summarizing the background, credit analysis and terms of the Loan, including: (A) the date of the Loan, (B) the name of borrower and its relationship to the Director or Executive Officer, (C) the principal amount, interest rate, fees, and payment terms of the Loan, (D) whether the Loan was made on terms or rates that were more favorable than those offered to nonaffiliated persons for similar transactions, and (E) the guarantors and collateral for the Loan, if any; and

(ii)                                  all Documents describing whether the Loan has been at any time classified (or should have been classified) as past due, nonaccrual, substandard, doubtful, restructured, or a potential problem.

(g)                                 All Minutes of meetings of the boards of directors and all board committees of Sovereign and the Bank relating to any of the Loans (without duplication of the Minutes requested in paragraphs 1(a) and (b) above).

(h)                                 All Documents that discuss or relate to whether any of the Loans to Directors and/or Executive Officers are or should be classified as past due, nonaccrual, substandard, doubtful, restructured, or a potential problem.

3.                                      OTHER RELATED PARTY TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

(a)                                  All Documents (including without limitation all questionnaires completed by or on behalf of any Director or Executive Officer) relating to any Related Party Transaction, together with the following Documents for each such Related Party Transaction:

(i)                                     all Documents summarizing the background, financial analysis and terms of such Related Party Transaction, including: (i) the date of the Related Party Transaction, (ii) the parties to the Related Party Transaction and their relationship to the director or executive officer of the Company or the Bank, (iii) the nature of the Related Party Transaction, (iv) the term of the Related Party Transaction, (v) the economic terms of the Related Party Transaction, and (vi) any internal evaluation of the fairness of the terms of the Related Party Transaction and any fairness opinion, appraisal or other evaluation received from an independent party regarding the Related Party Transaction;

(ii)                                  all Documents relating to any and all Related Party Transactions in which Cameron C. Troilo or any of his Affiliates or Associates has an interest, including without limitation (i) any and all contracts for the sale, lease, development, financing or other disposition of real estate, (ii) any and all title reports or other Documents that would indicate the date on which such real estate was acquired by Mr. Troilo or the related party, (iii) all Documents setting forth the payments made by the Company to Mr. Troilo or any of his Affiliates or Associates in connection with such transactions, (iv) any internal evaluation by the board of directors of Sovereign or the Bank or any committee thereof regarding the fairness of the terms of such transactions, (v) and any fairness opinion, appraisal or other evaluation prepared by an independent party regarding such transactions;

(iii)                               all Documents relating to any and all Related Party Transactions in which Daniel K. Rothermel or any of his Affiliates or Associates has an interest, including without limitation (i) any agreements between the Company and Cumru Associates, Inc., Green Giant Lawn and Tree Care (or any other name under which Cumru Associates, Inc. conducts business), or any Affiliate or Associate thereof, (ii) all Documents setting forth the payments made by the Company to Mr. Rothermel or any of his Affiliates or Associates connection with such transactions, (iii) any internal evaluation by the board of directors of Sovereign or the Bank or any committee thereof regarding the fairness of the terms of such transactions, and (iv) any fairness opinion, appraisal or other evaluation prepared by an independent party regarding such transactions; and

(iv)                              all Documents that discuss or relate to any actual or potential defaults, breaches or problems with respect to any such Related Party Transaction.

(b)                                 All Minutes of meetings of the boards of directors and all board committees of Sovereign and the Bank relating to any Related Party Transaction (without duplication of the Minutes requested in paragraphs 1(a) and (b) above).

4.                                      INDEPENDENCE DETERMINATIONS

(a)                                  All Documents relating to the policies and procedures of Sovereign with respect to the determination by the board of directors of Sovereign or any committee thereof regarding the independence of each of its members and the members of its audit committee, compensation committee and corporate governance committee in 2002, 2003, 2004 and 2005 in accordance with Section 303A of the NYSE Listed Company Manual and Rule 10A-3 promulgated under the Exchange Act.

(b)                                 All Documents relating to the determination by the board of directors of Sovereign or any committee thereof that any Loan to, or Related Party Transaction with, a Director did not adversely affect the independence of such Director as defined in paragraph 4(a).

(c)                                  All other Documents supporting the independence determinations of the board of directors or any committee thereof with respect to the independence of each of its members and the members of its audit committee, compensation committee and corporate governance committee in the years 2002, 2003, 2004 and 2005 as defined in paragraph 4(a).

(d)                                 All Minutes of meetings of the boards of directors and all board committees of Sovereign relating to the determination of independence of any Director as described above (without duplication of the Minutes requested in paragraphs 1(a) and (b) above).

5.                                      DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

(a)                                  All Documents relating to the bonus or other compensation programs for Directors and/or Executive Officers, the determination of Directors’ fees and other compensation of the Directors and Executive Officers, including without limitation (i) the setting of performance standards, bonus criteria and other incentive targets, (ii) the determination of whether such standards, criteria or targets have been met, (iii) any internal evaluation by the board of directors or any committee thereof regarding the appropriateness of such bonus programs, directors’ fees and other compensation, and (iv) any studies, reports or other evaluation prepared by an independent party regarding such bonus programs, directors’ fees and other compensation.

(b)                                 All Minutes of meetings of the boards of directors and all board committees of the Company and the Bank for the period January 1, 1999 to the present (without duplication of the minutes requested in paragraphs 1(a) and (b) above) relating to the bonus programs for Directors and Executive Officers, the determination of directors’ fees and other compensation of Directors and Executive Officers.

6.                                      SANTANDER AND INDEPENDENCE TRANSACTIONS

(a)                                  All Minutes of meetings of the boards of directors and all board committees of Sovereign concerning any potential merger, equity investment, or asset purchase or sale between the Company and Santander or its Affiliates, including but not limited to the transactions described in the Investment Agreement.

(b)                                 All agreements, exhibits, attachments and schedules relating to the Investment Agreement, including without limitation any and all voting agreements, proxies, lockup agreements, no-shop agreements and standstill agreements relating to the transactions contemplated by the Investment Agreement, as well as the Company Disclosure Schedule (as such term is defined in the Investment Agreement).

(c)                                  All Minutes of meetings of the boards of directors and all board committees of Sovereign concerning any potential merger, equity investment, or asset purchase or sale between the Company and Independence, including but not limited to the transactions described in the Merger Agreement.

(d)                                 All agreements, exhibits, attachments and schedules relating to the Merger Agreement, including without limitation any and all voting agreements, proxies, lockup agreements, no-shop agreements and standstill agreements relating to the transactions contemplated by the Merger Agreement, as well as the ICBC Disclosure Schedule (as such term is defined in the Merger Agreement).

(e)                                  All Documents provided to the boards of directors or any committee thereof of Sovereign and the Bank since January 1, 1999 relating to any actual or potential merger, equity investment or asset purchase or sale of the type specified in paragraphs 6(a) through (d), including but not limited to the Investment Agreement and/or the Merger Agreement

and the transactions contemplated thereby, including without limitation all internal and external analyses, summaries, memoranda, presentation materials, fairness opinions, drafts and timelines.

7.                                      PURPOSE OF INSPECTION

The purposes of the examination and inspection are (i) to assess the independence of directors of Sovereign and whether changes in the board are needed to protect and promote the interests of Sovereign and its shareholders; (ii) to review the propriety of loans and other extensions of credit to, and other related party transactions with, the directors and executive officers of the Company and the Bank; (iv) to determine the propriety of and the rationale for the determinations by Sovereign of the independence of its directors as stated in Sovereign’s proxy statements to its shareholders; (v) to determine the aggregate amount of and to evaluate the propriety of the compensation paid to the executive officers and directors of Sovereign and the Bank; (vi) to communicate with other shareholders of Sovereign regarding the foregoing matters, including the possible solicitation of proxies from the shareholders for the election of directors and other actions that are proper subjects for shareholder action; (vii) to determine the existence of any financial interest affecting the independence of the Directors and Executive Officers in connection with the transactions contemplated by the Investment Agreement and the Merger Agreement; (viii) to ascertain the fair value of the shares of Common Stock owned by the Shareholder as affected by the transactions contemplated by the Investment Agreement and the Merger Agreement; and (ix) to evaluate the performance of the boards of directors (including the board committees) and management of Sovereign and the Bank.

8.                                      ADMINISTRATIVE MATTERS

The Shareholder has authorized the following persons, each as its attorney-in-fact and agent, to conduct the examination, inspection and copying of the books and records of the Company described above:

Marci Ciesla, Dilworth Paxson LLP

Graham R. Laub, Dilworth Paxson LLP

C. Andrew Gerlach, Sullivan & Cromwell, LLP

Jay Winship, Relational Investors, LLC

Jamison Van Niel, Relational Investors, LLC

A verified power of attorney authorizing the foregoing persons to act on behalf of the Shareholder is attached to this letter.

Please advise Jay Winship of Relational Investors LLC, as to where and when the books and records demanded above will be made available.  Mr. Winship may be contacted at 12400 High Bluff Drive, Suite 600, San Diego, California  92130; telephone:  858-704-3308; fax: 858-704-3347.

Under Section 1508 of the Pa BCL, the Company is required to reply to this demand within five (5) business days after its receipt of this demand.  To the extent any of the demands in this letter would result in duplicate production of any Document, the Shareholder will only require one copy of any such Document, provided that the Company identify which Documents are responsive to each demand herein.  If the Company disputes the right of the Shareholder to inspect and copy certain of the books and records described above, the Shareholder demands that other requested books and records be made available to the Shareholder within such five business day period, and that the Company provide to the Shareholder within that time a written explanation of its failure to supply all requested books and records.

RELATIONAL INVESTORS, LLC

By:
Ralph V. Whitworth
Principal

cc:  Daniel K. Rothermel, Lead Director

POWER OF ATTORNEY

The undersigned shareholder of Sovereign Bancorp, Inc. hereby constitutes and appoints each of the individuals named below as its true and lawful attorney-in-fact and agent, with full power of substitution, to act in its name, place and stead in connection with the inspection, examination and copying of the books and records of Sovereign Bancorp, Inc. pursuant to Section 1508 of the Pennsylvania Business Corporation Law of 1988, as amended, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as the shareholder might or could do in person, hereby satisfying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof:

Marci Ciesla, Dilworth Paxson LLP

Graham R. Laub, Dilworth Paxson LLP

C. Andrew Gerlach, Sullivan & Cromwell, LLP

Jay Winship, Relational Investors, LLC

Jamison Van Niel, Relational Investors, LLC

RELATIONAL INVESTORS, LLC

By:
Ralph V. Whitworth
Principal

November 3, 2005

STATE OF CALIFORNIA	:

: ss

COUNTY OF	:

The undersigned, Ralph V. Whitworth, being duly sworn according to law, deposes and states that he is a principal of Relational Investors, LLC (the “Company”), and that, acting as such principal, he has executed the foregoing Demand for Inspection of Books and Records and the Power of Attorney on behalf of the Company, and further deposes and states that the facts set forth in the foregoing Demand for Inspection of Books and Records are true and correct.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand and official seal this           day of November, 2005.

My Commission Expires: